Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FOURTH QUARTER, RECORD FULL YEAR RESULTS

AUSTIN, Minn. (November 20, 2012) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2012 fourth quarter and full year.

All comparisons are to the fourth quarter or full year of fiscal 2011.

HIGHLIGHTS

Fourth Quarter

•                  Diluted EPS of $.49, up 14 percent from $.43 per share

•                  Segment operating profit increased 4 percent

•                  Dollar sales of $2.2 billion, increased 3 percent; volume up 2 percent

•                  Grocery Products operating profit up 22 percent; volume up 17 percent (volume up 2 percent excluding sales of Don Miguel products); dollar sales up 21 percent (sales up 3 percent excluding sales of Don Miguel products)

•                  Refrigerated Foods operating profit down 12 percent; volume flat; dollar sales down 3 percent

•                  Jennie-O Turkey Store operating profit up 5 percent; volume down 2 percent; dollar sales up 5 percent

•                  Specialty Foods operating profit up 8 percent; volume down 2 percent; dollar sales up 7 percent

•                  All Other (primarily Hormel Foods International) operating profit up 24 percent; volume up 3 percent; dollar sales up 1 percent

Fiscal Year

•                  Record diluted EPS of $1.86, up 7 percent from diluted EPS of $1.74

•                  Segment operating profit up 1 percent

•                  Record dollar sales of $8.2 billion, up 4 percent; volume flat

•                  Grocery Products operating profit up 12 percent; volume up 6 percent (volume down 2 percent excluding sales of Don Miguel products); dollar sales up 10 percent (sales up 1 percent excluding sales of Don Miguel products)

•                  Refrigerated Foods operating profit down 22 percent; volume down 1 percent; dollar sales up 1 percent

•                  Jennie-O Turkey Store operating profit up 16 percent; volume down 2 percent; dollar sales up 6 percent

•                  Specialty Foods operating profit up 8 percent; volume up 1 percent; dollar sales up 11 percent

•                  All Other (primarily Hormel Foods International) operating profit up 38 percent; volume up 4 percent; dollar sales up 7 percent

The company reported fiscal 2012 fourth quarter net earnings of $132.6 million, up 13 percent from earnings of $117.3 million a year earlier. Diluted earnings per share for the quarter were $0.49, up 14 percent compared to $0.43 last year.  Sales for the quarter were $2.2 billion, up 3 percent from the same period in fiscal 2011.

For the year ended October 28, 2012, net earnings were $500.1 million, up 5 percent from net earnings of $474.2 million last year.  Diluted net earnings per share were $1.86, up 7 percent from diluted net earnings per share of $1.74 last year.  Sales for the year ended October 28, 2012, totaled $8.2 billion, up 4 percent from last year.

COMMENTARY

“We achieved solid results in the quarter with earnings per share and sales up 14 percent and 3 percent, respectively. We are pleased to have generated both segment profit and sales increases in four out of five segments. We continue to enjoy sales and volume growth in many of our value-added franchises, demonstrating that our growth strategies are working,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“In looking at the full year, we finished in the upper half of our guidance range. We delivered sales growth of 4 percent, ending the year at a record $8.2 billion, with all five segments registering increases. We also grew earnings per share by 7 percent, finishing at record earnings of $1.86 per share. We enjoyed another strong performance by our Jennie-O Turkey Store and International teams. Our Grocery Products and Specialty Foods segments also generated nice profit increases for the year. We enhanced our support of our key HORMEL and JENNIE-O TURKEY STORE brands in fiscal 2012 with effective advertising campaigns, and ran a new advertising campaign celebrating the 75th anniversary of our iconic SPAM brand. Finally, we met our goal of $2 billion in sales of new products by 2012,” commented Ettinger.

“This morning we announced an $.08 per share increase to the annual dividend (or 13 percent), making the new dividend $.68 per share. This marks the 47th consecutive year in which we have increased our dividend, and provides further evidence of our intention to deliver superior total returns to our shareholders,” stated Ettinger.

SEGMENT OPERATING HIGHLIGHTS — FOURTH QUARTER

Grocery Products (16% of Net Sales, 26% of Total Segment Operating Profit)

The Grocery Products segment profit increased 22 percent, led by strong sales of the SPAM® family of products and the portfolio of products within our MegaMex Foods joint venture.  Sales for the quarter were up 21 percent, with contributions by the aforementioned products and HORMEL® chili.

Refrigerated Foods (49% of Net Sales, 30% of Total Segment Operating Profit)

Refrigerated Foods segment profit declined 12 percent, as strong results in our value-added businesses were not able to fully offset lower pork operating margins and losses in our live hog operations.  Sales for the quarter were down 3 percent, due to lower commodity meat prices. Value-added products grew in the quarter, led by HORMEL® pepperoni and party trays in the Meat Products group and HORMEL® NATURAL CHOICE® deli meats in the Foodservice group.

Jennie-O Turkey Store (20% of Net Sales, 26% of Total Segment Operating Profit)

Jennie-O Turkey Store had another solid quarter, with segment profit up 5 percent.  The continued sales growth of value-added products and an improved product mix offset higher feed costs during the quarter. Sales for the quarter increased 5 percent, led by sales of JENNIE-O TURKEY STORE® fresh tray pack, turkey bacon and turkey burgers.

Specialty Foods (11% of Net Sales, 12% of Total Segment Operating Profit)

The Specialty Foods segment posted operating profits 8 percent higher than last year on a 7 percent increase in sales.  Higher sales of private label canned meats contributed to the improved results.

All Other (4% of Net Sales, 6% of Total Segment Operating Profit)

The All Other segment, which consists primarily of Hormel Foods International, posted segment profits that were 24 percent ahead of last year, while sales grew 1 percent. Strong export sales to Canada and improved margins in the SPAM® family of products contributed to the results.

General Corporate Expense

General corporate expenses were lower, driven principally by a reduction in the lower of cost or market inventory reserve and lower employee related costs.

OUTLOOK

“We expect to deliver sales and earnings growth in fiscal 2013. In particular, we are looking for our Refrigerated Foods, Grocery Products, Specialty Foods and All Other (International) segments to drive profit growth in fiscal 2013, as our Jennie-O Turkey Store segment goes up against higher grain costs and historically high results. We plan on making additional cuts to both our turkey and pork harvest levels during fiscal 2013, to reduce our exposure to volatile commodity markets. Taking all of the relevant factors into account, we are setting our 2013 guidance range at $1.90 to $2.00 per share,” remarked Ettinger.

DIVIDENDS

Effective November 15, 2012, the Company paid its 337th consecutive quarterly dividend, at the annual rate of $.60.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Tuesday, November 20, 2012. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 877-941-0844 and the access code is 4573285.  An audio replay is available by calling 800-406-7325 and entering access code 4573285.  The audio replay will be available beginning at 10:30 a.m. CT on Tuesday, November 20, 2012, through 11:59 p.m. CT on November 27, 2012.  The Webcast replay will be available at 10:30 a.m. CT, Tuesday, November 20, 2012, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 32-38 in the company’s Form 10-Q for the quarter ended July 29, 2012, which was filed with the SEC on September 7, 2012, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2012 Fourth Quarter Segment Operating Results (in Thousands)

	FOURTH QUARTER ENDED
	October 28, 2012	October 30, 2011	% Change
NET SALES
Grocery Products	$340,222	$282,018	20.6
Refrigerated Foods	1,063,941	1,092,024	(2.6)
Jennie-O Turkey Store	429,199	408,943	5.0
Specialty Foods	247,429	232,213	6.6
All Other	89,393	88,700	0.8
Total	$2,170,184	$2,103,898	3.2

OPERATING PROFIT
Grocery Products	$54,248	$44,518	21.9
Refrigerated Foods	61,150	69,420	(11.9)
Jennie-O Turkey Store	52,232	49,561	5.4
Specialty Foods	24,093	22,322	7.9
All Other	12,126	9,770	24.1
Total segment operating profit	203,849	195,591	4.2
Net interest and investment expense (income)	1,407	6,611	(78.7)
General corporate expense	3,389	9,827	(65.5)
Noncontrolling interest	1,685	1,186	42.1
Earnings before income taxes	$200,738	$180,339	11.3

	YEAR TO DATE ENDED
	October 28, 2012	October 30, 2011	% Change
NET SALES
Grocery Products	$1,170,871	$1,064,558	10.0
Refrigerated Foods	4,222,752	4,189,224	0.8
Jennie-O Turkey Store	1,549,227	1,467,222	5.6
Specialty Foods	924,472	835,584	10.6
All Other	363,348	338,501	7.3
Total	$8,230,670	$7,895,089	4.3

OPERATING PROFIT
Grocery Products	$181,251	$162,556	11.5
Refrigerated Foods	228,665	292,624	(21.9)
Jennie-O Turkey Store	238,298	204,940	16.3
Specialty Foods	83,089	76,905	8.0
All Other	49,889	36,250	37.6
Total segment operating profit	781,192	773,275	1.0
Net interest and investment expense (income)	6,339	23,448	(73.0)
General corporate expense	21,429	35,992	(40.5)
Noncontrolling interest	4,911	5,001	(1.8)
Earnings before income taxes	$758,335	$718,836	5.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	10-28-2012	10-30-2011	10-28-2012	10-30-2011

Net sales	$2,170,184	$2,103,898	$8,230,670	$7,895,089

Cost of products sold	1,818,405	1,767,872	6,898,819	6,560,976

GROSS PROFIT:	351,779	336,026	1,331,851	1,334,113

Selling, general and administrative	159,685	156,694	605,868	618,586

Equity in earnings of affiliates	10,051	7,618	38,691	26,757

OPERATING INCOME:	202,145	186,950	764,674	742,284

Other income & expenses:
Interest & investment income (loss)	1,748	(3,338)	6,520	(786)
Interest expense	(3,155)	(3,273)	(12,859)	(22,662)

EARNINGS BEFORE INCOME TAXES:	200,738	180,339	758,335	718,836

Provision for income taxes	66,452	61,844	253,374	239,640
(effective tax rate)	33.10%	34.29%	33.41%	33.34%

NET EARNINGS	134,286	118,495	504,961	479,196
Less: Net earnings attributable to noncontrolling interest	1,685	1,186	4,911	5,001
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$132,601	$117,309	$500,050	$474,195

NET EARNINGS PER SHARE
Basic	$.50	$.44	$1.90	$1.78
Diluted	$.49	$.43	$1.86	$1.74

WEIGHTED AVG SHARES O/S
Basic	262,949	264,913	263,466	266,394
Diluted	268,149	270,314	268,891	271,915

DIVIDENDS DECLARED PER SHARE	$.1500	$.1275	$.6000	$.5100

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	October 28, 2012	October 30, 2011
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$682,388	$463,130
Short-term marketable securities	77,387	76,077
Accounts receivable	507,041	461,110
Inventories	950,521	885,823
Income taxes receivable	16,460	24,423
Deferred income taxes	68,560	69,203
Prepaid expenses	12,772	10,048
Other current assets	5,555	8,417

TOTAL CURRENT ASSETS	2,320,684	1,998,231

INTANGIBLES	753,947	762,930

OTHER ASSETS	564,855	576,140

PROPERTY, PLANT & EQUIPMENT, NET	924,480	907,090

TOTAL ASSETS	$4,563,966	$4,244,391

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$829,084	$778,186

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	659,957	556,389

SHAREHOLDERS’ INVESTMENT	2,824,925	2,659,816

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,563,966	$4,244,391

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	10-28-2012	10-30-2011
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$504,961	$479,196
Depreciation and amortization of intangibles	119,494	124,165
Increase in working capital	(113,938)	(102,781)
Other	7,264	(10,101)
NET CASH PROVIDED BY OPERATING ACTIVITIES	517,781	490,479

INVESTING ACTIVITIES
Net purchase of securities	—	(20,000)
Acquisitions of businesses/intangibles	(168)	(7,207)
Net purchases of property / equipment	(127,739)	(92,525)
Decrease (increase) in investments, equity in affiliates, and other assets	21,143	(51,253)
NET CASH USED IN INVESTING ACTIVITIES	(106,764)	(170,985)

FINANCING ACTIVITIES
(Payments on) Proceeds from long-term debt, net	—	(102,436)
Dividends paid on common stock	(152,204)	(129,975)
Share repurchase	(61,366)	(152,930)
Other	21,811	61,132
NET CASH USED IN FINANCING ACTIVITIES	(191,759)	(324,209)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	219,258	(4,715)
Cash and cash equivalents at beginning of year	463,130	467,845
CASH AND CASH EQUIVALENTS AT END OF YEAR	$682,388	$463,130